Exhibit 2.1







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                   AGREEMENT AND PLAN OF MERGER

                          by and between

                           U.S. Bancorp

                                and

                      First Bank System, Inc.


                    Dated as of March 19, 1997







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                              TABLE OF CONTENTS

                                                               Page
                                                               ----


ARTICLE I   CERTAIN DEFINITIONS...................................1

  1.01.  Certain Definitions......................................1

ARTICLE II   THE MERGER; EFFECTS OF THE MERGER....................6

  2.01.  The Merger...............................................6

  2.02.  Effective Date and Effective Time........................7

  2.03.  Amendment of FBS Certificate; Certificate of
         Designations.............................................7

  2.04.  Tax Consequences.........................................8

  2.05.  Accounting Treatment.....................................8

ARTICLE III   MERGER CONSIDERATION; EXCHANGE PROCEDURES...........8

  3.01.  Merger Consideration.....................................8

  3.02.  Rights as Stockholders; Stock Transfers..................9

  3.03.  Fractional Shares........................................9

  3.04.  Exchange Procedures......................................9

  3.05.  Anti-Dilution Provisions................................10

  3.06.  Options.................................................10

ARTICLE IV   ACTIONS PENDING MERGER..............................11

  4.01.  Ordinary Course.........................................11

  4.02.  Capital Stock...........................................11

  4.03.  Dividends, Etc..........................................12

  4.04.  Compensation; Employment Agreements; Etc................12

  4.05.  Benefit Plans...........................................12

  4.06.  Acquisitions and Dispositions...........................12

  4.07.  Amendments..............................................13

  4.08.  Accounting Methods......................................13

  4.09.  Contracts...............................................13

  4.10.  Claims..................................................13

  4.11.  Adverse Actions.........................................13

  4.12.  Risk Management.........................................13

  4.13.  Agreements..............................................13


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ARTICLE V   REPRESENTATIONS AND WARRANTIES.......................14

  5.01.  Disclosure Schedules....................................14

  5.02.  Standard................................................14

  5.03.  Representations and Warranties..........................14

ARTICLE VI   COVENANTS...........................................23

  6.01. Best Efforts.............................................23

  6.02.  Stockholder Approvals...................................23

  6.03.  Registration Statement..................................24

  6.04.  Press Releases..........................................25

  6.05.  Access; Information.....................................25

  6.06.  Acquisition Proposals...................................25

  6.07.  Affiliate Agreements....................................26

  6.08.  Takeover Laws...........................................26

  6.09.  No Rights Triggered.....................................26

  6.10.  Shares Listed...........................................27

  6.11.  Regulatory Applications.................................27

  6.12.  Indemnification.........................................27

  6.13.  Severance and Benefit Plans.............................29

  6.14.  Accountants' Letters....................................30

  6.15.  Certain Director and Officer Positions..................31

  6.16.  Charitable Contributions................................31

  6.17.  Coordination of Dividends...............................31

  6.18.  Notification of Certain Matters.........................32

ARTICLE VII   CONDITIONS TO CONSUMMATION OF THE MERGER...........32

  7.01.  Stockholder Vote........................................32

  7.02.  Regulatory Approvals....................................32

  7.03.  Third Party Consents....................................32

  7.04.  No Injunction, Etc......................................32

  7.05.  Accounting Treatment....................................33

  7.06.  Representations, Warranties and Covenants of Parent.....33

  7.07.  Representations, Warranties And Covenants Of USBC.......33

  7.08.  Effective Registration Statement........................33

  7.09.  Tax Opinion.............................................33

  7.10. Certificate of Designations..............................34


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  7.11.  NYSE Listing............................................34

ARTICLE VIII   TERMINATION.......................................34

  8.01.  Termination.............................................34

  8.02.  Effect of Termination and Abandonment...................35

  8.03.  Termination Expenses....................................36

ARTICLE IX   MISCELLANEOUS.......................................36

  9.01.  Survival................................................36

  9.02.  Waiver; Amendment.......................................36

  9.03.  Counterparts............................................37

  9.04.  Governing Law...........................................37

  9.05.  Expenses................................................37

  9.06.  Notices.................................................37

  9.07.  Entire Understanding; No Third Party Beneficiaries......38

  9.08.  Interpretation..........................................38


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



           AGREEMENT AND PLAN OF MERGER, dated as of March 19,
1997 (this "Agreement"), by and between U.S. Bancorp, an Oregon corporation ("USBC"), and First Bank System, Inc., a Delaware corporation ("FBS").

                            WITNESSETH:

           WHEREAS, the Boards of Directors of USBC and FBS have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which USBC will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into FBS, so that FBS is the surviving corporation in the Merger; and

           WHEREAS, as a condition and inducement to FBS's willingness to enter into this Agreement and the FBS Option Agreement (as defined below), in no event later than 6:00 a.m. New York City time on March 20, 1997, FBS and USBC are entering into the USBC Stock Option Agreement (the "USBC Option Agreement") in substantially the form attached hereto as Exhibit A, pursuant to which USBC will grant FBS an option exercisable upon the occurrence of certain events; and

           WHEREAS, as a condition and inducement to USBC's willingness to enter into this Agreement and the USBC Option Agreement, in no event later than 6:00 a.m. New York City time on March 20, 1997, FBS and USBC are entering into the FBS Stock Option Agreement (the "FBS Option Agreement") in substantially the form attached hereto as Exhibit B, pursuant to which FBS will grant USBC an option exercisable upon the occurrence of certain events; and

           WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

           NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                             ARTICLE I

                        CERTAIN DEFINITIONS

           1.01. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

           "Agreement" shall have the meaning set forth in the recitals to this Agreement.

           "Board Size Amendment" shall mean the amendments to the FBS Certificate contemplated by Section 2.03(c).




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           "Certificate of Designations" shall have the meaning set forth in
      Section 2.03(d).

           "Change of Control Agreements" shall have the meaning set forth in
      Section 6.13(c).

           "Code" shall mean the Internal Revenue Code of 1986, as amended.

           "Compensation and Benefit Plans" shall have the meaning set forth in
      Section 5.03(l).

           "Confidentiality Agreement" shall mean that certain confidentiality agreement, dated March 11, 1997, by and between USBC and FBS.

           "Costs" shall have the meaning set forth in Section 6.12(a).

           "DGCL" shall have the meaning set forth in Section 2.01(b).

           "Disclosure Schedule" shall have the meaning set forth in Section
      5.01.

           "Effective Date" shall have the meaning set forth in Section 2.02.

           "Effective Time" shall have the meaning set forth in Section 2.02.

           "Employee Benefit Plans" shall have the meaning set forth in
      Section 6.13(a).

           "Environmental Laws" shall have the meaning set forth in
      Section 5.03(o).

           "ERISA" shall mean the Employee Retirement Income
      Security Act of 1974, as amended.

           "ERISA Affiliate" shall have the meaning set forth in Section
      5.03(l).

           "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

           "Exchange Agent" shall have the meaning set forth in Section
      3.04(a).

           "Exchange Fund" shall have the meaning set forth in Section 3.04(a).

           "Exchange Ratio" shall have the meaning set forth in Section 3.01(a).

           "FBS" shall have the meaning set forth in the recitals to this Agreement.

           "FBS Affiliate" shall have the meaning set forth in Section 6.07(a).

           "FBS Board" shall mean the Board of Directors of FBS.



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           "FBS Certificate" shall mean the Restated Certificate of
     Incorporation of FBS.

           "FBS Common Stock" shall have the meaning set forth in Section
     3.01(a).

           "FBS Meeting" shall have the meaning set forth in Section 6.02.

           "FBS Option Agreement" shall have the meaning set forth in the recitals to this Agreement.

           "FBS Preferred Stock" shall mean FBS Series 1990A
      Preferred Stock and New FBS Preferred Stock.

           "FBS Series 1990A Preferred Stock" shall mean the
      Adjustable Rate Cumulative Preferred Stock Series 1990A, liquidation value $100,000 per share, of FBS.

           "FBS Stock" shall mean FBS Common Stock and FBS
      Preferred Stock.

           "FDIC" shall mean the Federal Deposit Insurance Corporation.

           "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

           "Former USBC Directors" shall have the meaning set forth in
      Section 6.15(a).

           "Indemnified Party" shall have the meaning set forth in Section 6.12(a).

           "Insurance Amount" shall have the meaning set forth in Section
      6.12(b).

           "Joint Proxy Statement" shall have the meaning set forth in Section 6.03.

           "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

           "Material Adverse Effect" shall mean with respect to USBC, FBS or the Surviving Corporation any effect that (i) is material and adverse to the financial position, results of operations or business of USBC and its Subsidiaries taken as a whole, FBS and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either USBC or FBS to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) actions or omissions of USBC or FBS taken with the prior written consent of FBS or USBC, as applicable, in contemplation of the transactions


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      contemplated hereby, and (d) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles.

           "Meeting" shall have the meaning set forth in Section 6.02.

           "Merger" shall have the meaning set forth in the recitals to this Agreement and in Section 2.01(a).

           "Merger Consideration" shall have the meaning set forth in
      Section 2.01(a).

           "Multiemployer Plans" shall have the meaning set forth in
      Section 5.03(l).

           "NASDAQ" shall mean The Nasdaq Stock Market, Inc.'s National Market System.

           "New Certificates" shall have the meaning set forth in Section
      3.04(a).

           "New FBS Preferred Stock" shall have the meaning set forth in
      Section 3.01(b).

           "NYSE" shall mean the New York Stock Exchange, Inc.

           "OBCA" shall have the meaning set forth in Section 2.01(b).

           "OCC" shall mean the Office of the Comptroller of the Currency.

           "Old Certificates" shall have the meaning set forth in Section
      3.04(a).

           "OTS" shall mean the Office of Thrift Supervision.

            "Person" or "person" shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

           "Pension Plan" shall have the meaning set forth in Section 5.03(l).

           "Plans" shall have the meaning set forth in Section 5.03(l).

           "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

           "Registration Statement" shall have the meaning set forth in
      Section 6.03.

           "Regulatory Authorities" shall have the meaning set forth in
      Section 5.03(h).



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           "Representatives" of a party shall mean such party's
      directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

           "Rights" shall mean, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

           "SEC" shall mean the Securities and Exchange Commission.

           "SEC Documents" shall have the meaning set forth in Section 5.03(g).

           "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

           "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation
      S-X of the SEC.

           "Surviving Corporation" shall have the meaning set forth in
      Section 2.01(a).

           "Takeover Laws" shall have the meaning set forth in Section 5.03(n).

           "Takeover Proposal" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving USBC or FBS or any of their Significant Subsidiaries, respectively, or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets or deposits of, USBC or FBS or any of its respective Significant Subsidiaries other than the transactions contemplated by this Agreement and, in the case of USBC, the USBC Option Agreement, and, in the case of FBS, the FBS Option Agreement.

           "Taxes" shall mean all taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

           "Tax Returns" shall have the meaning set forth in Section 5.03(p).



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           "Treasury Shares" shall mean shares of USBC Stock held by
      USBC or any of its Subsidiaries or by FBS or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

           "USBC" shall have the meaning set forth in the recitals to this Agreement.

           "USBC  Affiliate" shall have the meaning set forth in Section
      6.07(a).

           "USBC Articles" shall mean the Restated Articles of Incorporation of USBC.

           "USBC Board" shall mean the Board of Directors of USBC.

           "USBC Common Stock" shall have the meaning set forth in Section 3.01(a).

           "USBC Meeting" shall have the meaning set forth in Section 6.02.

           "USBC Option Agreement" shall have the meaning set forth in the recitals to this Agreement.

            "USBC Preferred Stock" shall have the meaning set forth in
      Section 3.01(b).

           "USBC Stock" shall mean USBC Common Stock and USBC
      Preferred Stock.

           "USBC Stock Option" shall have the meaning set forth in Section
      3.06.





                            ARTICLE II

                 THE MERGER; EFFECTS OF THE MERGER

           2.01. The Merger. (a) The Surviving Corporation. At the Effective Time, USBC shall merge with and into FBS (the "Merger"), the separate corporate existence of USBC shall cease and FBS shall survive and continue to exist as a Delaware corporation (FBS, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). FBS may at any time prior to the Effective Time change the method of effecting the combination with USBC (including, without limitation, the provisions of this Article
II) if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of USBC directly with or into a wholly-owned subsidiary of FBS, in which either USBC or such subsidiary is the surviving corporation; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of USBC Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of USBC's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.



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





           (b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of Oregon of articles of merger in accordance with Section 60.494 of the Oregon Business
Corporation Act (the "OBCA") and (ii) the filing in the office of the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 252 of the Delaware General Corporation Law (the "DGCL"), or such later date and time as may be set forth in such articles and certificate. The Merger shall have the effects prescribed in the OBCA and in the DGCL.

           (c) Certificate of Incorporation and By-Laws. Subject to Section 2.03, the certificate of incorporation and by-laws of the Surviving Corporation shall be those of FBS, as in effect immediately prior to the Effective Time.

           (d) Name. Effective immediately upon the consummation of the Merger, the name of FBS shall be U.S. Bancorp.

           2.02. Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions as set forth in
Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the third business day to occur after the last of the conditions set forth in Sections 7.01, 7.02, 7.03 and 7.11 shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of FBS, on the last business day of the month in which such day occurs) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

           2.03.  Amendment of FBS Certificate; Certificate of Designations.
(a) At the Effective Time, Article First of the FBS Certificate shall be amended to read in its entirety as follows: "The name of this corporation is U.S. Bancorp."

           (b) At the Effective Time, the first sentence of Article Fourth of the FBS Certificate shall be amended to read in its entirety as follows: "The total number of shares of all classes of stock which FBS shall have the authority to issue is 510,000,000, consisting of 10,000,000 shares of Preferred Stock of the par value of $1.00 each and 500,000,000 shares of Common Stock of the par value of $1.25 each."

           (c) Subject to the provisions of Section 6.15(c), at the Effective Time, (i) the first sentence of Article Sixth of the FBS Certificate shall be amended to replace the words "nor more than twenty-four (24)" with the words "nor more than thirty
(30)" and (ii) the final sentence of Article Sixth of the FBS
Certificate shall be amended to read in its entirety as follows:
"Notwithstanding any other provisions of this Amended Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding that a lesser percentage may be specified by law), the provisions of this Article Sixth may not be amended or repealed (except an amendment hereto to reduce the maximum number of directors of the Corporation to not less than the greater of (A) the number of directors then in office and (B) twenty-four (24))


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

unless such action is approved by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article Sixth as a single class."

           (d) At or prior to the Effective Time, FBS shall file a certificate of designations pursuant to Section 151 of the DGCL fixing the preferences, limitations and relative rights of the New FBS Preferred Stock, shares of which are to be issued in the Merger pursuant to Section 3.01(b), in a form mutually acceptable to FBS and USBC (the "Certificate of Designations").

           2.04. Tax Consequences. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code.

           2.05. Accounting Treatment. It is intended that the Merger shall be accounted for as a "pooling of interests" under generally accepted accounting principles.

                            ARTICLE III

             MERGER CONSIDERATION; EXCHANGE PROCEDURES

           3.01. Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

           (a) Outstanding USBC Common Stock. Each share, excluding Treasury Shares, of the common stock, par value $5.00 per share, of USBC (the "USBC Common Stock"), issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 0.755 shares (subject to possible adjustment as set forth in Section 3.05, the "Exchange Ratio") of the common stock, par value $1.25 per share, of FBS ("FBS Common Stock").

           (b) Outstanding USBC Preferred Stock. Each share of USBC 8 1/8% Cumulative Preferred Stock, Series A, without par value, liquidation preference $25 per share (the "USBC Preferred Stock"), excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into one share of a new series of preferred stock of FBS ("New FBS Preferred Stock") having terms (to be set forth in the Certificate of Designations) substantially identical to those of the USBC Preferred Stock.

           (c)  Outstanding FBS Common Stock.  Each share of FBS
Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.


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           (d) Treasury Shares. Each of the shares of USBC Stock
held as Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

           3.02. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of USBC Stock shall cease to be, and shall have no rights as, stockholders of USBC, other than to receive any dividend or other distribution with respect to such USBC Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of USBC or the Surviving Corporation of shares of USBC Stock.

           3.03. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of FBS Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FBS shall pay to each holder of USBC Common Stock who would otherwise be entitled to a fractional share of FBS Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of FBS Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

           3.04. Exchange Procedures. (a) At or prior to the Effective Time, FBS shall deposit, or shall cause to be deposited, with a bank or trust company which may be a Subsidiary of FBS (the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of USBC Common Stock ("Old Certificates"), for exchange in accordance with this
Article III, certificates representing the shares of FBS Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of USBC Common Stock. Certificates evidencing shares of USBC Preferred Stock will remain outstanding and will represent the shares of New FBS Preferred Stock into which such shares of USBC Preferred Stock are converted on the Effective Date.

           (b) As promptly as practicable after the Effective
Date, FBS shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of USBC Common
Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old
Certificates for the consideration set forth in this

Article III. FBS shall cause the New Certificates into which shares of a stockholder's USBC Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of USBC Common Stock (or indemnity reasonably


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


satisfactory to FBS and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

           (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of USBC Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

           (d) No dividends or other distributions with respect to FBS Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of USBC Common Stock converted in the Merger into the right to receive shares of such FBS Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article III, and no such shares of FBS Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with this Article III. After becoming so entitled in accordance with this Article III, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FBS Common Stock such holder had the right to receive upon surrender of the Old Certificate.

           (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of USBC for twelve months after the Effective Time shall be paid to FBS. Any stockholders of USBC who have not theretofore complied with this Article III shall thereafter look only to FBS for payment of the shares of FBS Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the FBS Common Stock deliverable in respect of each share of USBC Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

           3.05. Anti-Dilution Provisions. In the event FBS changes (or establishes a record date for changing) the number of shares of FBS Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FBS Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

           3.06. Options. At the Effective Time, all employee and director stock options to purchase shares of USBC Common Stock
(each, a "USBC Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of USBC Common Stock and shall be converted automatically into options to purchase shares of FBS Common Stock, and FBS shall assume each such USBC Stock Option subject to the terms thereof, including but not limited to the accelerated vesting of such options which shall occur in connection with and by virtue of the Merger as and to the extent required by the plans and agreements governing such USBC Stock Options; provided, however, that from and after the Effective Time, (i) the number of shares of FBS
Common Stock purchasable upon exercise of such USBC Stock Option shall be equal to the number of shares of USBC Common Stock that were purchasable under such USBC Stock
Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such USBC Stock Option shall be adjusted by dividing the per share exercise price of each such USBC Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each USBC Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to FBS Common Stock on or subsequent to the Effective Date.
Notwithstanding the foregoing, each USBC Stock Option which is intended to be an "incentive stock option" (as defined in Section
422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded down to the nearest cent.

                            ARTICLE IV

                      ACTIONS PENDING MERGER

           From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, the FBS Option Agreement or the USBC Option Agreement, (i) without the prior written consent of FBS, USBC will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of USBC (which consent shall not be unreasonably withheld or delayed) FBS will not, and will cause each of its Subsidiaries not to:

           4.01. Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would adversely affect its ability to perform any of its material obligations under this Agreement.

           4.02. Capital Stock. In the case of USBC, other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights. Without limiting the foregoing, USBC will not issue or agree to issue any shares of capital stock or Rights under USBC's 1997 Amended and Restated Non-Employee Director Stock Incentive and Deferral Plan or USBC's 1997 Employee Stock Purchase Plan.

           4.03. Dividends, Etc. (a) Subject to the provisions of
Section 6.17, make, declare, pay or set aside for payment any dividend (other than (i) in the case of USBC, (A) quarterly cash dividends on USBC Common Stock in an amount not to exceed $0.31 per share paid with record and payment dates consistent with past practice, (B) dividends payable on

USBC Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and (C) dividends from 99% owned Subsidiaries to USBC or another 99% owned Subsidiary of USBC, as applicable, and (ii) in the case of FBS, quarterly cash dividends on FBS Common Stock not in excess of $0.465 per share (paid with record and payment dates consistent with past practice) and dividends from Subsidiaries to FBS or another Subsidiary of FBS, as applicable) on or in respect of, or declare or make any distribution on any shares of its capital stock or (b) except to the extent required to do so under its existing Compensation and Benefit Plans, directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock other than as Previously Disclosed.

           4.04. Compensation; Employment Agreements; Etc. In the case of USBC and its Subsidiaries, enter into or amend any written employment, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes as are provided for herein or as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and, if material, Previously Disclosed, or (iv) for additional grants of awards to newly hired employees consistent with past practice.

           4.05. Benefit Plans. In the case of USBC and its Subsidiaries, enter into or amend (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and, if material, Previously Disclosed) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

           4.06. Acquisitions and Dispositions. In the case of USBC, except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business or properties of any other entity which is material to it and its Subsidiaries taken as a whole. FBS will not, and will cause its Subsidiaries not to, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

           4.07. Amendments. In the case of USBC, amend the USBC Articles or its by-laws.

           4.08. Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

           4.09. Contracts. In the case of USBC and its Subsidiaries, except in the ordinary course of business consistent with past practice, enter into or terminate any material contract, agreement or lease, or amend or modify in a material respect any of its existing material contracts, agreements or leases.

           4.10. Claims. In the case of USBC and its Subsidiaries, except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding involving money damages that is material to it and its Subsidiaries, taken as a whole.

           4.11. Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling-of-interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in
Article VII not being satisfied or (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law; provided, however, that nothing contained herein shall limit the ability of FBS or USBC to exercise its rights under the USBC Option Agreement or the FBS Option Agreement, as the case may be.

           4.12. Risk Management. Except as required by applicable law or regulation, (a) implement or adopt any material change in its interest rate risk management policies, procedures or practices; (b) fail to follow its existing policies or practices with respect to managing its exposure to interest rate risk; or (c) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

           4.13. Agreements. Agree or commit to do anything prohibited by Sections 4.01 through 4.12.

                             ARTICLE V

                  REPRESENTATIONS AND WARRANTIES

           5.01. Disclosure Schedules. On or prior to the date hereof, FBS has delivered to USBC and USBC has delivered to FBS a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section
5.03 or to one or more of its covenants contained in Article IV; provided, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and
(ii) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

           5.02. Standard. No representation or warranty of FBS or USBC contained in Section 5.03 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 has had or is reasonably likely to have a Material Adverse Effect.

           5.03. Representations and Warranties. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, USBC hereby represents and warrants to FBS, and FBS hereby represents and warrants to USBC as follows:

           (a) Organization, Standing and Authority. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

           (b) Shares. (i) As of the date hereof, the authorized capital stock of USBC consists solely of (A) 250,000,000 shares of USBC Common Stock, of which 148,058,414 shares were outstanding as of March 11, 1997 and (B) 50,000,000 shares of preferred stock, of which 6,000,000 shares have been designated as USBC Preferred Stock, all of which 6,000,000 shares were outstanding as of March 11, 1997. As of the date hereof, the authorized capital stock of FBS consists solely of (X) 200,000,000 shares of FBS Common Stock, of which 133,422,201 shares were outstanding as of March 3, 1997 and (Y) 10,000,000 shares of preferred stock, of which 12,750 shares have been designated as FBS Series 1990A Preferred Stock, of which no shares are outstanding as of the date hereof. As of March 3, 1997, no shares of USBC Common Stock and 8,325,537 shares of FBS Common Stock were held in treasury by USBC and FBS, respectively. The outstanding shares of such party's capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as set forth in its Disclosure Schedule pursuant to Section 5.03(b)(ii), there are no shares of such party's capital stock authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its capital stock, and such party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement, the USBC Option Agreement or the FBS Option Agreement, as the case may be. Since December 31, 1996, such party has issued no shares of its capital stock or Rights or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed.

           (ii) The number of shares of USBC Common Stock which are issuable and reserved for issuance upon exercise of USBC Stock Options as of the date hereof are Previously Disclosed in USBC's Disclosure Schedule, and the number of shares of FBS Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of FBS Common Stock, and the number and terms of any Rights, as of February 28, 1997 are Previously Disclosed in FBS's Disclosure Schedule.

           (iii) In the case of the representations and warranties of FBS, the shares of FBS Stock to be issued in exchange for shares of USBC Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

           (c) Subsidiaries. (i) (A) Such party has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly, at least 99% of the issued and outstanding capital stock of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its Subsidiaries) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Significant Subsidiaries (other than to it or its Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or its Subsidiaries), and (F) all of the shares of capital stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and (except pursuant to 12 U.S.C. ss.55 or equivalent state statutes in the case of bank Subsidiaries) nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

           (ii) In the case of the representations and warranties of USBC, USBC does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind other than its Subsidiaries.

           (iii) Each of such party's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

           (d) Corporate Power. Such party and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and to consummate the transactions contemplated hereby and thereby.

           (e) Corporate Authority. (i) In the case of the representations and warranties of USBC, (A) subject in the case of this Agreement to receipt of the requisite approval and adoption of this Agreement (subject to Section 8.03) and the Merger by the holders of a majority of the outstanding shares of USBC Common Stock entitled to vote thereon, this Agreement, the USBC Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of USBC and the USBC Board prior to the date hereof and
(B) this Agreement and the USBC Option Agreement are legal, valid and binding agreements of USBC, enforceable in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

           (ii) In the case of the representations and warranties of FBS, (A) subject in the case of this Agreement (subject to Section 8.03) to (1) receipt of the requisite approval and adoption of this Agreement and the Merger by the holders of a majority of the outstanding shares of FBS Common Stock entitled to vote thereon and (2) subject to Section 6.15(c), receipt of the requisite approval of the Board Size Amendment by the holders of at least 80% of the outstanding shares of FBS Common Stock entitled to vote thereon, this Agreement and the FBS Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of FBS and the FBS Board and (B) this Agreement and the FBS Option Agreement are legal, valid and binding agreements of FBS, enforceable in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

           (f) No Defaults. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in
Section 5.03(r) and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and the consummation of the transactions contemplated hereby and thereby by it do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

           (g) Financial Reports and SEC Documents. (i) Its Annual Reports on Form 10- K for the fiscal years ended December 31, 1995 and 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1995 under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC, as of the date filed (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

           (ii) Since December 31, 1996, it has not incurred any liability other than in the ordinary course of business consistent with past practice.

           (h) Litigation; Regulatory Action. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened.

           (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Federal Reserve Board, the FDIC and the OTS) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

           (iii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

           (i)  Compliance with Laws.  It and each of its Subsidiaries:

           (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

           (iii) has received, since December 31, 1995, no notification or communication from any Regulatory Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

           (j) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

           (k) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of USBC, a fee to be paid to Credit Suisse First Boston Corporation, and, in the case of FBS, fees to be paid to Merrill Lynch & Co. and Goldman, Sachs & Co., which, in each case, has been heretofore disclosed to the other party.

           (l) Employee Benefit Plans. (i) In the case of the representations and warranties of USBC, USBC's Disclosure Schedule contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock appreciation and stock option plans, all employment or severance contracts, all medical, dental, disability, severance, health and life plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans").

           (ii) In the case of the representations and warranties of USBC, true and complete copies of USBC's Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or made available to FBS.

           (iii) Each of its Compensation and Benefit Plans has been administered in accordance with the terms thereof. All
"employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of
Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

           (iv) No liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single- employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(14) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its Subsidiaries nor any ERISA Affiliate of it or any of its Subsidiaries presently contributes to a Multiemployer Plan or a multiple employer plan (as described in Section 4064(a) of ERISA), nor have they contributed to such a plan within this calendar year and the preceding five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

           (v) All contributions, premiums and payments required to have been made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or
Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

           (vi) Under each Pension Plan of it or any of its Subsidiaries which is a single- employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Pension Plan, and there has been no adverse change in the financial condition of such Pension Plan (with respect to either assets or benefits) since the last day of the most recent plan year.

           (vii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (A) coverage mandated by
Part 6 of Title I of ERISA or Section 4980B of the Code, (B) retirement or death benefits under any employee pension benefit plan (as defined under Section 3(2) of ERISA), (C) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (D) benefits in the nature of severance pay.

           (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director or employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (B) increase any benefits otherwise payable under any Compensation and Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit.

           (m) Labor Matters. Neither it nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened, nor is it aware of any activity involving it or its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

           (n) Takeover Laws; Article IX of USBC Articles; Article Eighth of FBS Certificate. It has taken all action required to be taken by it in order to exempt this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and the transactions contemplated hereby and thereby from, and this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the

USBC Option Agreement, and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation (i) the State of Delaware in the case of the representations and warranties of FBS, including Section 203 of the DGCL, and (ii) the State of Oregon in the case of the representations and warranties of USBC, including Sections 60.801-60.816 and 60.825-60.845 of the OBCA.
In the case of the representations and warranties of USBC, the transactions contemplated by this Agreement and the USBC Option
Agreement have been duly approved by the USBC Board for purposes of Article IX of the USBC Articles. In the case of the representations and warranties of FBS, the transactions contemplated by this Agreement and the FBS Option Agreement have been duly approved by the FBS Board for purposes of the Article
Eighth of the FBS Certificate.

           (o) Environmental Matters. (i) As used in this Agreement, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

           (ii) Neither the conduct nor operation of such party or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental
Laws. Neither such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

           (p) Tax Matters. (i)(A) All returns, declarations, reports, estimates, information returns and statements required to be filed on or before the Effective Date under federal, state, local or any foreign tax laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been or will be timely filed, or requests for extensions have been timely filed and have not expired; (B) all material Tax Returns filed by it are complete and accurate; (C) all Taxes shown to be due and payable (without regard to whether such Taxes have been assessed) on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (D) no material (1) audit or examination or (2) refund litigation with respect to any Tax Return is pending.

           (ii) It has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

           (q) Accounting Treatment; Tax Treatment. As of the date hereof, it is aware of no reason why the Merger will fail to qualify (i) for pooling-of-interests accounting treatment or (ii) as a reorganization under Section 368(a) of the Code.

           (r) Regulatory Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are necessary to consummate the Merger except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board and, to the extent necessary, the OCC and the bank regulatory authorities of the States in which USBC and its Subsidiaries operate; (ii) approval of (A) the listing on the NYSE of the FBS Common Stock to be issued in the Merger and (B) the listing on the NYSE or the quotation on NASDAQ of the New FBS Preferred Stock to be issued in the Merger; (iii) the filing with the SEC of the Joint Proxy Statement in definitive form and the filing and declaration of effectiveness of the Registration Statement;
(iv) the filing of (A) a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (B) articles of merger with the Secretary of State of the State of Oregon pursuant to the OBCA; (v) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of FBS Stock in the Merger; (vi) receipt of the approvals set forth in Section 7.01; and (vii) the consents and approvals set forth in paragraph 5.03(r) of USBC's Disclosure Schedule. As of the date hereof, neither of USBC nor FBS is aware of any reason why the approvals of such regulatory authorities will not be received without the imposition of a condition or requirement described in the second sentence of Section 7.02.

           (s) Fairness Opinions. In the case of the representations and warranties of USBC, on or before the date hereof, Credit Suisse First Boston Corporation has delivered an opinion to the USBC Board that the Exchange Ratio is fair, from a financial point of view, to the holders of USBC Common Stock. In the case of the representations and warranties of FBS, on or before the date hereof, Merrill Lynch & Co. has delivered an opinion to the FBS
Board that the Exchange Ratio is fair, from a financial point of view, to the holders of FBS Common Stock.

           (t) Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for its own account, or for the account of one or more of its Subsidiaries or their customers, were entered into (i) in accordance with prudent banking practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither it nor its Subsidiaries, nor to its knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

           (u) USBC Name. In the case of the representations and warranties of USBC, USBC has the right to use the U.S. Bancorp name in each state of the United States, free and clear of any Liens, and no other person has the right to use such name in any such state.

           (v) No Material Adverse Effect. Since December 31, 1996, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

                            ARTICLE VI

                             COVENANTS

           USBC hereby covenants to and agrees with FBS, and FBS hereby covenants to and agrees with USBC, that:

           6.01. Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

           6.02. Stockholder Approvals. Each of them shall take, in accordance with applicable law, applicable stock exchange or NASDAQ rules and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, (i) an appropriate meeting of stockholders of FBS to consider and vote upon (A) the approval and adoption of this Agreement and the Merger (including the issuance of the shares of FBS Common Stock to be issued in the Merger pursuant to this Agreement) and (B) the Board Size Amendment and (C) any other matters required to be approved by FBS stockholders for consummation of the Merger (including any adjournment or postponement, the "FBS Meeting"), and (ii) an appropriate meeting of stockholders of USBC to consider and vote upon the approval and adoption of this Agreement and the Merger and any other matters required to be approved by USBC's stockholders for consummation of the Merger (including any adjournment or postponement, the "USBC Meeting"; and each of the FBS Meeting and the USBC Meeting, a "Meeting"), respectively, as promptly as practicable after the Registration Statement is declared effective. The FBS Board and the USBC Board shall recommend such approval, and each of FBS and USBC shall take all reasonable lawful action to solicit such approval by its respective stockholders.

           6.03. Registration Statement. (a) Each of FBS and USBC agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by FBS with the SEC in connection with the issuance of FBS Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of FBS and USBC constituting a part thereof (the "Joint Proxy Statement") and all related documents). Provided the other party has cooperated as required above, each party agrees to file the Joint Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and FBS agrees to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Joint Proxy Statement are resolved. Each of USBC and FBS agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. FBS also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. USBC agrees to furnish to FBS all information concerning USBC, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

           (b) Each of USBC and FBS agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the FBS Meeting and the USBC Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of USBC and FBS further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

           (c) In the case of FBS, FBS will advise USBC, promptly after FBS receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the FBS Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

           6.04. Press Releases. It will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

           6.05. Access; Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

           (b) It will not use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement). No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

           6.06. Acquisition Proposals. It shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Takeover Proposal. It shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than FBS or USBC, as applicable, with respect to any of the foregoing. It shall promptly (within 24 hours) advise the other party following the receipt by it of any Takeover Proposal and the substance thereof (including the identity of the person making such Takeover Proposal), and advise the other party of any developments with respect to such Takeover Proposal immediately upon the occurrence thereof.

           6.07. Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, (i) FBS shall deliver to USBC, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the FBS Meeting, deemed to be an "affiliate" of it (each, an "FBS Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135; and (ii) USBC shall deliver to FBS, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the USBC Meeting, deemed to be an "affiliate" of it (each, a "USBC Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

           (b) Each of USBC and FBS shall use its respective reasonable best efforts to cause each person who may be deemed to be a USBC Affiliate or an FBS Affiliate, as the case may be, to execute and deliver to USBC and FBS on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as Exhibit C or Exhibit D, respectively.

           6.08. Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Section 203 of the DGCL, Sections 60.801-60.816 and 60.825-60.845 of the OBCA, or any other
Takeover Laws that purport to apply to this Agreement, the USBC Option Agreement, the FBS Option Agreement or the transactions contemplated hereby or thereby.

           6.09. No Rights Triggered. Each of USBC and FBS shall take all reasonable steps necessary to ensure that the entering into of this Agreement and, in the case of FBS, the FBS Option Agreement, and, in the case of USBC, the USBC Option Agreement, and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby and thereby, do not and will not result in the grant of any rights to any person (i) under its articles or certificate of incorporation or by-laws or
(ii) under any material agreement to which it or any of its Subsidiaries is a party (except as expressly contemplated by (A) the mandatory provisions under its stock option plans or (B) the FBS Option Agreement or the USBC Option Agreement, as applicable).

           6.10. Shares Listed. In the case of FBS, FBS shall use its best efforts to (i) list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of FBS Common Stock to be issued to the holders of USBC Common Stock in the Merger and (ii) if the USBC Preferred Stock is quoted on NASDAQ immediately prior to the Effective Time, prior to the Effective Date, either (at FBS's discretion) list on the NYSE, subject to official notice of issuance, or provide for the quotation on NASDAQ of the shares of New FBS Preferred Stock to be issued to the holders of USBC Preferred Stock in the Merger.

           6.11. Regulatory Applications. (a) FBS and USBC and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the Federal
Reserve Board, the OCC and, to the extent necessary, the regulatory authorities of the States in which USBC and its Subsidiaries operate, and (ii) to cause the Merger to be consummated as expeditiously as reasonably practicable. Provided USBC has cooperated as required above, FBS agrees to file the requisite applications to be filed by it with the Federal Reserve, the OCC and, to the extent necessary, the regulatory authorities of the States in which USBC and its Subsidiaries operate, as promptly as reasonably practicable. Each of FBS and USBC shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authority in connection with the transactions contemplated by this Agreement.
In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

           (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Regulatory Authority.

           6.12. Indemnification. (a) Following the Effective Date and without limitation as to time, FBS shall indemnify, defend and hold harmless the present and former directors and officers of USBC and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that USBC is permitted to indemnify its directors and officers under the laws of the State of Oregon, the USBC Articles and USBC's by-laws as in effect on the date hereof (and FBS shall also advance expenses (including expenses constituting Costs described in Section 6.12(e)) as incurred to the fullest extent permitted under applicable law; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Oregon law, the USBC Articles and USBC's by-laws shall be made by independent counsel (which shall not be counsel that provides material services to FBS) selected by FBS and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable Oregon judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and FBS shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

           (b) For a period of three years from the Effective Time, FBS shall use its best efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of USBC or any of its Subsidiaries (determined as of the Effective Time) (as opposed to USBC) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by USBC; provided, however, that in no event shall FBS be required to expend more than 200 percent of the current amount expended by USBC (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if FBS is unable to maintain or obtain the insurance called for by this Section 6.12(b), FBS shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of USBC or any Subsidiary may be required to make application and provide customary representations and warranties to FBS's insurance carrier for the purpose of obtaining such insurance; and provided, further, that such coverage will have a single aggregate for such three-year period in an amount not less than the annual aggregate of such coverage currently provided by USBC.

           (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify FBS thereof; provided that the failure so to notify shall not affect the obligations of FBS under Section 6.12(a) unless and to the extent such failure materially increases FBS's liability under such subsection (a).

           (d) If FBS or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of FBS shall assume the obligations set forth in this Section 6.12.

           (e) FBS shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.12. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

           6.13. Severance and Benefit Plans. (a) Until the transition to FBS's benefit plans as set forth below, FBS shall cause the Surviving Corporation and its Subsidiaries to provide employees of USBC and its Subsidiaries who become employees of the Surviving Corporation and its Subsidiaries with compensation and employee benefit plans, programs, arrangements and other perquisites (including, but not limited to, "employee benefit plans" within the meaning of section 3(3) of ERISA) ("Employee
Benefit Plans") that are, in the aggregate, substantially the same as the compensation and Employee Benefit Plans provided to such individuals by USBC immediately prior to the Effective Date.
Within two years following the Effective Time, FBS shall cause the Surviving Corporation and its Subsidiaries to provide USBC employees who are employees thereof with compensation and Employee Benefit Plans that are substantially the same as the compensation and Employee Benefit Plans provided to similarly situated employees of the Surviving Corporation or its Subsidiaries who were not employees of USBC; provided, however, FBS shall cause the Surviving Corporation and its Subsidiaries to take into account any co-payments or deductibles under USBC's health plans, as disclosed in USBC's Disclosure Schedule, and, with respect to any person covered by USBC's health plans, not impose any pre-existing condition exclusion to exclude from coverage any condition covered under USBC's health plans, as disclosed in USBC's Disclosure Schedule. For the purpose of determining eligibility to participate in Employee Benefit Plans, eligibility for benefit forms and subsidies and the vesting of benefits under such Employee Benefit Plans (including, but not limited to, any pension, severance, 401(k), vacation and sick pay), and for purposes of accrual of benefits under any severance, sick leave, vacation and other similar Employee
Benefit Plans, FBS shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with USBC or its Subsidiaries, as the case may be, as if they were with FBS or its Subsidiaries.

      (b) Notwithstanding the foregoing, FBS shall, and shall cause its Subsidiaries to, honor in accordance with their terms all benefits (including retiree benefits, if any) that were vested as of the Effective Time under USBC's Employee Benefit Plans or under other contracts, arrangements, commitments or understandings described in USBC's Disclosure Schedule.

      (c) Individuals who are employees of USBC or any of its Subsidiaries (other than persons who have individual written employment agreements or change of control agreements with USBC or its Subsidiaries as specified in paragraph 6.13(c) of USBC's Disclosure Schedule (the "Change of Control Agreements")) immediately prior to the Effective Time and whose employment is terminated within two years after the Effective Time shall be entitled to receive cash severance benefits in an amount equal to the greater of (i) the amount of cash severance benefits, if any, to which they would have been entitled under USBC's Employee Benefit Plans as in effect immediately prior to the Effective Time and
(ii) the amount of cash severance benefits, if any, to which they would have been entitled under FBS's Employee Benefit Plans if they had been employees of FBS (and not been employees of USBC) immediately prior to the Effective Time and through the time of such termination; provided, that payment of this amount shall be in complete settlement of any amounts to which such employees would have been entitled under USBC's Employee Benefit Plans and FBS's Employee Benefit Plans. In computing the benefits payable pursuant to this Section 6.13(c), service with USBC and its Subsidiaries shall be treated as service with FBS and its Subsidiaries. For purposes of clause (ii) of the first sentence of this Section 6.13(c), (x) prior to the Effective Time USBC and FBS shall negotiate in good faith and mutually determine how to allocate different categories and levels of USBC employees among FBS's existing employment categories and levels, (y) severance payments shall be made using such procedures, and payable at such times, as reasonably determined by FBS in consultation with USBC, which procedures and times need not be identical to those provided for in either USBC's existing severance plans or in FBS's existing severance plans but in no way will such procedures have a material adverse impact on the rights of any such USBC employee, and (z) the events giving rise to entitlement to cash severance benefits shall be based on the occurrence of a "Partial Change of Control" (and not a "Change of Control") within the meaning of FBS's severance plans. The Change of Control
Agreements (other than the
agreements of Messers Cameron, Sznewajs and Duim, who are separately entering into agreements with FBS) shall remain in full force and effect except that FBS agrees that any of such agreements providing for severance benefits of two-times base salary and bonus and two years of benefits continuation and pension credit shall, at the Effective
Time, be deemed amended to provide severance benefits of three times base salary and bonus, three years of benefits continuation and five years of pension credit.

      (d) Nothing in this Section 6.13 shall be interpreted as preventing FBS or its Subsidiaries from amending, modifying or terminating any Employee Benefit Plans or other contracts arrangements, commitments or understandings, in accordance with their terms and applicable law.

      (e) It is the express understanding and intention of USBC and FBS that no employee of USBC or FBS or other person shall be deemed to be a third party beneficiary, or have or acquire any right to enforce the provisions of this Section 6.13, and that nothing in this Agreement shall be deemed to constitute an Employee Benefit Plan or an amendment to an Employee Benefit Plan.


           6.14. Accountants' Letters. Each of USBC and FBS shall use its best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, a letter of Deloitte & Touche LLP and Ernst & Young LLP, respectively, independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

           6.15. Certain Director and Officer Positions. (a) Subject to Section 6.15(c), FBS agrees to cause all of the members of the USBC Board on the date hereof who are still members of the USBC Board immediately prior to the Effective Time and willing so to serve ("Former USBC Directors") to be elected or appointed as directors of FBS at, or as promptly as practicable after, the Effective Time (such appointment or election of Former USBC Directors to be as evenly distributed as possible among the classes of FBS directors). It is the intention of the parties that the size of the board of directors of the Surviving Corporation be substantially reduced as of the first annual meeting of stockholders of the Surviving Corporation following the Effective Time but that, in connection with such reduction, and thereafter until at least the third annual meeting of stockholders of the Surviving Corporation following the Effective Time, the Former USBC Directors constitute in the aggregate between 40% and 45% of the total number of directors of the Surviving Corporation then in office.

           (b) At the Effective Time,(i) Gerry B. Cameron shall be Chairman of the FBS Board for a term extending through December 31, 1998 and John F. Grundhofer shall continue to be President and Chief Executive Officer of FBS and (ii) Gary T. Duim and Robert D. Sznewajs shall each be a Vice Chairman of FBS.

           (c) FBS shall use all reasonable efforts to solicit the affirmative vote of the holders of at least 80% of the outstanding FBS Common Stock entitled to vote thereon at the FBS Meeting with respect to approval of the Board Size Amendment. In the event such approval is not obtained at the FBS Meeting, the parties agree that, notwithstanding the provisions of Section 6.15(a), FBS shall appoint or elect to the FBS Board the maximum number of Former USBC Directors (and in no event fewer than 10 Former USBC Directors) as would result in there being 24 FBS directors and FBS agrees to appoint the remaining Former USBC Director (as selected by the Chief Executive Officer of USBC) as an advisory director of the FBS Board entitled to fully participate at all FBS Board meetings to the fullest extent permitted by applicable law. FBS shall provide the advisory director with compensation, benefits and indemnification as if such person were a full member of the FBS Board. The parties agree that the Merger shall not be conditioned upon approval of the Board Size Amendment, and if such approval is not obtained at the FBS Meeting, the FBS Certificate as amended at the Effective Time, shall not include the Board Size Amendment.

           6.16. Charitable Contributions. Following the Effective Date, FBS shall maintain the aggregate level of charitable contributions historically maintained by USBC in USBC markets.

           6.17. Coordination of Dividends. Until the Effective Time, USBC and FBS shall coordinate with the other the declaration of any dividends or other distributions with respect to the USBC Common Stock and the FBS Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of shares of USBC Common Stock or FBS Common Stock shall not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter on their shares of USBC Common Stock (including any shares of FBS Common Stock received in exchange therefor in the Merger) or FBS Common Stock, as the case may be.

           6.18. Notification of Certain Matters. Each of USBC and FBS shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                            ARTICLE VII

             CONDITIONS TO CONSUMMATION OF THE MERGER

           The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

           7.01. Stockholder Vote. Approval and adoption of this Agreement (subject to Section 8.03) and the Merger by the requisite vote of the stockholders of USBC and approval and adoption of this Agreement (subject to Section 8.03) and the Merger (including the issuance of shares of FBS Common Stock to be issued in the Merger pursuant to this Agreement) by the requisite vote of the stockholders of FBS.

           7.02. Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including, without limitation, those specified in Section 5.03(r), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions or restrictions which either the FBS Board or the USBC Board reasonably determines in good faith would, following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole.

           7.03. Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on USBC or FBS.

           7.04. No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

           7.05. Accounting Treatment. In the case of FBS's obligations, FBS shall have received from Ernst & Young LLP, independent auditors for FBS, letters, dated the date of or shortly prior to each of the mailing date of the Joint Proxy Statement and the Effective
Date, stating its opinion that the Merger shall qualify for pooling-of-interests accounting treatment.

           7.06. Representations, Warranties and Covenants of FBS. In the case of USBC's obligations: (a) each of the representations and warranties contained herein of FBS shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in each case subject to the standard set forth in Section 5.02, (b) each and all of the agreements and covenants of FBS to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all respects (except to the extent that any failure so to comply would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to FBS), and (c) USBC shall have received a certificate signed by the Chief Financial Officer of FBS, dated the Effective Date, to the effect set forth in clauses (a) and (b) of this
Section 7.06.

           7.07. Representations, Warranties And Covenants Of USBC. In the case of FBS's obligations: (a) each of the representations and warranties contained herein of USBC shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective

Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in each case subject to the standard set forth in Section 5.02, (b) each and all of the agreements and covenants of USBC to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all respects (except to the extent that any failure so to comply would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to USBC), and (c) FBS shall have received a certificate signed by the Chief Financial Officer of USBC, dated the Effective Date, to the effect set forth in clauses (a) and (b) of this Section 7.07.

           7.08. Effective Registration Statement. The
Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other
Regulatory Authority.

           7.09. Tax Opinion. USBC shall have received an opinion from Wachtell, Lipton, Rosen & Katz, and FBS shall have received an opinion from Cleary, Gottlieb, Steen & Hamilton, tax counsel to USBC and FBS, respectively, each dated as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

           (i) No gain or loss will be recognized by FBS or USBC as a result of the Merger;

           (ii) No gain or loss will be recognized by the stockholders of USBC who exchange their USBC Stock solely for FBS Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in FBS Stock); and

           (iii) The tax basis of the FBS Stock received by stockholders who exchange all of their USBC Stock solely for FBS Stock in the Merger will be the same as the tax basis of the USBC Stock surrendered in exchange therefor.

           In rendering such opinion, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of FBS, USBC and others.

           7.10. Certificate of Designations.  The Certificate of
Designations shall have been filed in accordance with Section 151 of the DGCL.

           7.11. NYSE Listing. The shares of FBS Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance, and, subject to Section 6.10, the shares of New FBS Preferred Stock issuable pursuant to this Agreement shall either have been approved for listing on the NYSE or approved for trading on NASDAQ, in either case subject to official notice of issuance.

           It is specifically provided, however, that a failure to satisfy any of the conditions set forth in Sections 7.05 and
7.07 shall only constitute conditions if asserted by FBS, and a failure to satisfy any of the conditions set forth in Section
7.06 shall only constitute conditions if asserted by USBC.

                           ARTICLE VIII

                            TERMINATION

           8.01. Termination. This Agreement may be terminated, and the Merger may be abandoned:

           (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of FBS and USBC, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

           (b) Breach. At any time prior to the Effective Time, by FBS or USBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and which breach would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect with respect to the breaching party.

           (c) Delay. At any time prior to the Effective Time, by FBS or USBC, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by March 31, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

           (d) No Approval. By USBC or FBS, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of the Federal Reserve Board or any other Regulatory Authority required for consummation of the Merger and the other transactions contemplated by the Merger shall have been denied by final nonappealable action of such Regulatory Authority or (ii) any stockholder approval required by Section 7.01 herein is not obtained at the USBC Meeting or the FBS Meeting.

           (e) Failure to Recommend, Etc. At any time prior to the USBC Meeting, by FBS if the USBC Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of FBS; or at any time prior to the FBS Meeting, by USBC if the FBS Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of USBC.

           (f) Stock Option Agreements. (i) By FBS, at any time after 6:00 a.m. New York City time on March 20, 1997, if the USBC Option Agreement shall not have been executed and delivered by USBC to FBS prior to such termination or (ii) by USBC, at any time after 6:00 a.m. New York City time on March 20, 1997, if the FBS Option Agreement shall not have been executed and delivered by FBS to USBC prior to such termination.

           8.02. Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01 and
(ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination; provided, however, that any termination shall not affect the USBC Option Agreement or the FBS Option Agreement.

           8.03. Termination Expenses. (a) In the event of termination of this Agreement and the abandonment of the Merger at any time (i) by FBS pursuant to Sections 8.01(b), 8.01(e) or 8.01(f)(i) or (ii) by USBC or FBS pursuant to Section 8.01(d)(ii) as a result of the failure to receive the stockholder approval at the USBC Meeting contemplated by Section 7.01, and in order to compensate FBS for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, USBC shall, within one business day following such termination, pay FBS a fee of $20,000,000 in immediately available funds. FBS's right to receive such fee, and ability to enforce the provisions of this Section 8.03(a), shall not be subject to approval by the stockholders of USBC or FBS.

           (b) In the event of termination of this Agreement and the abandonment of the Merger at any time (i) by USBC pursuant to Sections 8.01(b), 8.01(e) or 8.01(f)(ii) or (ii) by FBS or USBC pursuant to Section 8.01(d)(ii) as a result of the failure to receive the stockholder approval at the FBS Meeting contemplated by Section 7.01, and in order to compensate USBC for the expenses associated with the negotiation of this Agreement and the other matters contemplated hereby, FBS shall, within one business day following such termination, pay USBC a fee of $20,000,000 in immediately available funds. USBC's right to receive such fee, and ability to enforce the provisions of this Section 8.03(b), shall not be subject to approval by the stockholders of FBS or USBC.



                            ARTICLE IX

                           MISCELLANEOUS

           9.01. Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 6.12, 6.13, 6.15 and Article IX and in the Confidentiality Agreement shall survive the Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.05(b), 8.02, 8.03 and
Article IX and in the Confidentiality Agreement shall survive such termination.

           9.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after the USBC Meeting the consideration to be received by the stockholders of USBC for each share of USBC Stock shall not thereby be decreased.

           9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

           9.04. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the corporation laws of the State of Oregon with respect to USBC or of the State of Delaware with respect to FBS are applicable).

           9.05. Expenses. Subject to Section 8.03, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC registration fees shall be shared equally between USBC and FBS.

           9.06. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

          If to USBC, to:

          U.S. Bancorp
          111 S.W. Fifth Avenue, T-31
          Portland, Oregon 97204
          Attention: Dwight V. Board, Esq.
          Fax: (503) 275-3706

          With a copy to:

          Wachtell, Lipton, Rosen & Katz
          51 West 52nd Street

          New York, New York 10019
          Attention: Edward D. Herlihy, Esq.
          Fax: (212) 403-2000


          If to FBS, to:

          First Bank System, Inc.
          First Bank Place
          601 Second Avenue South
          Minneapolis, Minnesota 55402-4302
          Attention: Lee R. Mitau, Esq.
          Fax: (612) 973-4333

          With copies to:

          Cleary, Gottlieb, Steen & Hamilton
          One Liberty Plaza
          New York, New York 10006
          Attention: Victor I. Lewkow, Esq.
          Fax: (212) 225-3999

          and

          Sullivan & Cromwell
          125 Broad Street
          New York, New York 10004
          Attention: H. Rodgin Cohen, Esq.
          Fax: (212) 558-3588

           9.07. Entire Understanding; No Third Party
Beneficiaries. This Agreement, the USBC Option Agreement, the FBS Option Agreement and the Confidentiality Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements (other than the USBC Option Agreement, the FBS Option Agreement and the Confidentiality Agreement) heretofore made. Except for Sections
6.12 and 6.15, nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

           9.08. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require USBC, FBS or any of their respective Subsidiaries or affiliates to take any action which would violate applicable law (whether statutory or common law), rule or regulation.




                    *           *           *

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                  U.S. BANCORP


                                     By: /s/ Gerry B. Cameron
                                      Name: Gerry B. Cameron
                                      Title:  Chairman of the
                                              Board, Chief Executive Officer
                                              and President



                                  FIRST BANK SYSTEM, INC.


                                     By: /s/ John F. Grundhofer
                                      Name:  John F. Grundhofer
                                      Title:  Chairman, President and
                                              Chief Executive Officer